BofI Holding, Inc. Reports Second Quarter 2018 Results
Loan Portfolio up 15.6% Year-over-Year to $7.9 billion

SAN DIEGO, CA – (BUSINESS WIRE) – January 30, 2018 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2017. Net income was $31.7 million, a decrease of 2.0% from $32.3 million for the quarter ended December 31, 2016. Net income decreased as a result of the 2017 Tax Cuts and Jobs Act (“Tax Act”), which caused BofI to incur an $8.0 million one-time charge from the revaluation of its deferred tax assets and liabilities. Earnings attributable to BofI’s common stockholders were $31.6 million or $0.49 per diluted share for the second quarter of fiscal 2018, a decrease of 2.0% from $32.2 million or $0.50 per diluted share for the second quarter ended December 31, 2016. Non-GAAP net income and non-GAAP earnings attributable to common stockholders excluding the deferred tax revaluation were $39.7 million and $39.6 million, respectively, or $0.61 per diluted share for the second quarter of fiscal 2018, an increase of 22.9% from the second quarter ended December 31, 2016.
Second Quarter Fiscal 2018 Financial Summary:

	GAAP			Non-GAAP[1] Adjusted for Deferred Tax Revaluation
	Three Months Ended December 31			Three Months Ended December 31
(Dollars in thousands, except per share data)	Q2 Fiscal 2018	Q2 Fiscal 2017	% Change	Q2 Fiscal 2018	Q2 Fiscal 2017	% Change
Net interest income	$84,213	$76,361	10.3%	$84,213	$76,361	10.3%
Non-interest income	$17,099	$16,700	2.4%	$17,099	$16,700	2.4%
Net income	$31,658	$32,300	(2.0)%	$39,690	$32,300	22.9%
Net income attributable to common stockholders	$31,580	$32,222	(2.0)%	$39,612	$32,222	22.9%
Diluted EPS	$0.49	$0.50	(2.0)%	$0.61	$0.50	22.0%

1 See “Use of Non-GAAP Financial Measures”

“Our net loan balances grew by over $360 million, or 19% annualized, in the second quarter as a result of strong originations in single family lending, commercial specialty real estate lending, commercial and multifamily lender finance, and equipment leasing ,” stated Greg Garrabrants, President and Chief Executive Officer of BofI. “Our already strong capital and returns will be further boosted by the Tax Act, even after we reinvest a portion of the savings in further growth enabling investments.”
“This quarter we started redeploying some of our excess capital, buying back approximately $28 million of our common stock at a weighted average price of $28.20 per share,” said Andy Micheletti, Executive Vice President and Chief Financial Officer of BofI. “Excluding the one-time deferred tax valuation charge, net income attributable to common stockholders would have been approximately $39.6 million, or $0.61 per share, and considering a full quarter’s weighting impact of our share repurchases, our ROA and ROE would have been 1.87% and 18.54%, respectively, for the quarter ended December 31, 2017. With our Tier 1 leverage ratio of 10.26% at quarter end, our seasonally highest earnings quarter in March, and the reduced corporate tax rates from the Tax Act, we have ample flexibility to continue delivering shareholder returns through a variety of vehicles.”

For the six months ended December 31, 2017, net income was a record $64.0 million, an increase of 4.6% over net income of $61.2 million for the six months ended December 31, 2016. Earnings attributable to BofI’s common stockholders were $63.9 million or $0.98 per diluted share for the six months ended December 31, 2017, an increase of 4.3% from $61.0 million or $0.94 per diluted share for the six months ended December 31, 2016. Earnings for the quarter and for the six months ended December 31, 2017 were primarily the result of growth in the Bank’s loan and lease portfolio.
Other Highlights:

•	Total assets reached $8,916.0 million, up $748.1 million or 9.2% compared to December 31, 2016

•	Loan and lease portfolio grew by $1,063.0 million or 15.6% compared to December 31, 2016

•	Loan and lease originations for the three months ended December 31, 2017 were $2,054.5 million, up 22.2% compared to the quarter ended December 31, 2016

•	Deposits grew by $782.6 million, or 11.8% compared to December 31, 2016

•	Net interest margin increased 5 basis points to 3.94% for the six months ended December 31, 2017 and was stable at 4.00% for the quarter ended December 31, 2017 compared to December 31, 2016

•	Asset quality remains strong with total non-performing assets of 0.44% of total assets at December 31, 2017

•	Return on average common stockholders’ equity was 14.37% for the three months ended December 31, 2017

•	Tangible book value increased to $13.70 per share, up $1.98 per share compared to December 31, 2016
Second Quarter Fiscal 2018 Income Statement Summary
During the quarter ended December 31, 2017, BofI earned $31.7 million or $0.49 per diluted share compared to $32.3 million, or $0.50 per diluted share for the quarter ended December 31, 2016. Net interest income increased $7.9 million or 10.3% for the quarter ended December 31, 2017 compared to December 31, 2016, due to the $788.2 million growth in average-earning assets.
The loan and lease loss provision was $4.0 million for the quarter ended December 31, 2017 compared to $4.1 million for the quarter ended December 31, 2016. The decrease in the provision is primarily the result of a lower level of net charge-offs and a change in the mix of loans and leases, partially offset by loan growth during the three months ended December 31, 2017.
For the second quarter ended December 31, 2017, non-interest income was $17.1 million compared to $16.7 million for the three months ended December 31, 2016. The increase year over year was the result of increased banking service fees and other income of $1.7 million, primarily due to increased fees related to seasonal H&R Block-branded products and service fee income, a $0.9 million reduction in unrealized loss on securities, a $0.5 million increase in prepayment penalty fee income, partially offset by a $1.8 million decrease in realized gain on securities and a $0.8 million decrease in mortgage banking income.
Non-interest expense or operating costs increased $7.5 million to $40.8 million for the quarter ended December 31, 2017 from $33.3 million for the three months ended December 31, 2016. The increase was mainly a result of an increase in salaries and related expense of $4.4 million as a result of staffing increases to support growth in lending and information technology infrastructure development. Other operating expense increases include an increase in advertising and promotional of $1.8 million, an increase of $1.0 million in data processing and internet and an increase of $0.5 million in depreciation and amortization. The increases in the other operating costs are primarily to support loan and deposit growth, as well as data processing, software and marketing initiatives.
Balance Sheet Summary
BofI’s total assets increased $414.3 million, or 4.9%, to $8,916.0 million, as of December 31, 2017, up from $8,501.7 million at June 30, 2017. The loan portfolio increased $499.9 million on a net basis, primarily from portfolio loan originations of $2,328.7 million less principal repayments and other adjustments of $1,828.8 million. Investment securities decreased $81.1 million primarily due to sales and principal repayments. Total liabilities increased by $374.9 million, or 4.9%, to $8,042.3 million at December 31, 2017, up from $7,667.4 million at June 30, 2017. The increase in total liabilities resulted primarily from growth in deposits of $493.7 million, partially offset by a decrease in FHLB borrowings of $97.0 million. Stockholders’ equity increased by $39.4 million, or 4.7%, to $873.7 million at December 31, 2017 from $834.2 million at June 30, 2017. The increase was primarily the result of $64.0 million in net income, $3.9 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $28.3 million in stock repurchases and $0.2 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 10.26% at December 31, 2017.
Conference Call
A conference call and webcast will be held on Tuesday, January 30, 2018 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Friday, March 2, 2018, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13674938.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $8.9 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures that adjust our net income, net income attributable to common stockholders and diluted earnings per common share (“EPS”) calculations for the one-time charge from the revaluation of BofI’s deferred tax assets and liabilities as a result of the enactment of the 2017 Tax Cut and Jobs Act, which we believe provides useful information about the Company’s operating performance. We previously reported a non-GAAP financial measure titled ‘adjusted earnings’ that excluded realized and unrealized gains and losses associated with our securities portfolio, net of tax. The adjusted earnings financial measure was removed this period because it no longer provided useful information for management and did not enhance investors’ understanding of the business and its performance due to the insignificant nature of the adjustments in recent history. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income, net income attributable to common stockholders and diluted EPS to the non-GAAP calculations adjusted for the deferred tax revaluation:

	Three Months Ended
	December 31, 2017
(Dollars in thousands)	GAAP	Deferred Tax Adjustment	Non-GAAP Adjusted for Deferred Tax Revaluation
Net income	$31,658	$8,032	$39,690
Net income attributable to common stockholders	$31,580	$8,032	$39,612
Diluted EPS	$0.49	$0.12	$0.61
For the non-GAAP financial measures of ROA and ROE used in Mr. Micheletti’s quote above, the statutory federal tax rate used was 21.0%, which is the Company’s tax rate for the quarter ended December 31, 2017. Based on the changes in the Tax Act, our federal corporate statutory tax rate will be 28.1% for the quarters ending March 31, 2018 and June 30, 2018, and 21.0% for the year ending June 30, 2019.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	December 31, 2017	June 30, 2017	December 31, 2016
Selected Balance Sheet Data:
Total assets	$8,915,959	$8,501,680	$8,167,876
Loans and leases—net of allowance for loan and lease losses	7,874,431	7,374,493	6,811,470
Loans held for sale, at fair value	24,499	18,738	33,990
Loans held for sale, lower of cost or fair value	7,067	6,669	15,905
Allowance for loan and lease losses	45,606	40,832	40,928
Securities—trading	—	8,327	8,151
Securities—available-for-sale	191,725	264,470	379,734
Total deposits	7,393,233	6,899,507	6,610,674
Securities sold under agreements to repurchase	—	20,000	35,000
Advances from the FHLB	543,000	640,000	665,000
Subordinated notes and debentures and other	54,503	54,463	56,408
Total stockholders’ equity	873,663	834,247	753,671

Capital Ratios:
Equity to assets at end of period	9.80%	9.81%	9.23%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	10.26%	9.95%	9.71%
Common equity tier 1 capital (to risk-weighted assets)	14.39%	14.66%	14.51%
Tier 1 capital (to risk-weighted assets)	14.48%	14.75%	14.61%
Total capital (to risk-weighted assets)	16.08%	16.38%	16.39%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	10.26%	9.60%	9.36%
Common equity tier 1 capital (to risk-weighted assets)	14.48%	14.25%	14.08%
Tier 1 capital (to risk-weighted assets)	14.48%	14.25%	14.08%
Total capital (to risk-weighted assets)	15.24%	14.97%	14.88%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Selected Income Statement Data:
Interest and dividend income	$107,785	$94,301	$211,296	$181,781
Interest expense	23,572	17,940	46,533	35,640
Net interest income	84,213	76,361	164,763	146,141
Provision for loan and lease losses	4,000	4,100	5,000	6,000
Net interest income after provision for loan and lease losses	80,213	72,261	159,763	140,141
Non-interest income	17,099	16,700	30,439	31,432
Non-interest expense	40,809	33,300	78,829	66,178
Income before income tax expense	56,503	55,661	111,373	105,395
Income tax expense	24,845	23,361	47,332	44,198
Net income	$31,658	$32,300	$64,041	$61,197
Net income attributable to common stock	$31,580	$32,222	$63,886	$61,042

Per Share Data:
Net income:
Basic	$0.49	$0.50	$0.98	$0.94
Diluted	$0.49	$0.50	$0.98	$0.94
Book value per common share	$13.85	$11.82	$13.85	$11.82
Tangible book value per common share	$13.70	$11.72	$13.70	$11.72

Weighted average number of shares outstanding:
Basic	64,984,333	64,861,540	65,014,704	64,724,972
Diluted	64,984,333	64,861,540	65,014,704	64,724,972
Common shares outstanding at end of period	62,720,641	63,359,001	62,720,641	63,359,001
Common shares issued at end of period	65,444,875	64,761,369	65,444,875	64,761,369

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,368,229	$1,071,713	$2,328,741	$1,996,883
Loan originations for sale	$686,224	$609,361	$1,016,493	$844,456
Return on average assets	1.49%	1.66%	1.51%	1.60%
Return on average common stockholders’ equity	14.37%	17.49%	14.80%	17.05%
Interest rate spread[1]	3.71%	3.82%	3.67%	3.71%
Net interest margin[2]	4.00%	4.00%	3.94%	3.89%
Efficiency ratio	40.28%	35.78%	40.38%	37.27%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.03%	0.05%	0.01%	0.03%
Non-performing loans and leases to total loans and leases	0.38%	0.50%	0.38%	0.50%
Non-performing assets to total assets	0.44%	0.43%	0.44%	0.43%
Allowance for loan and lease losses to total loans and leases at end of period	0.57%	0.60%	0.57%	0.60%
Allowance for loan and lease losses to non-performing loans and leases	152.08%	118.42%	152.08%	118.42%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets